Exhibit 10.1

FIRST AMENDMENT TO

THE NOTICE OF GRANT OF PERFORMANCE STOCK UNITS AND PERFORMANCE STOCK UNIT AWARD – TSR MEASURE (CEO SIGN-ON AWARD)

THIS FIRST AMENDMENT TO THE NOTICE OF GRANT OF PERFORMANCE STOCK UNITS AND PERFORMANCE STOCK UNIT AWARD – TSR MEASURE (CEO SIGN-ON AWARD) (this “Amendment”), is adopted and approved by the Compensation Committee and Talent Committee (the “Committee”) of the Board of Directors of Western Digital Corporation (the “Corporation”), effective as of June 15, 2022. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in that certain Notice of Grant of Performance Stock Units and Performance Stock Unit Award Agreement between the Corporation and David Goeckeler (the “Executive”), effective as of March 9, 2020 (the “Award Agreement”).

1.	The paragraph captioned “Measurement Period covered by grant:” of the Award Agreement is hereby amended and restated in its entirety to read as follows:

“Measurement Period covered by grant: The “Measurement Period” applicable to the Performance Stock Units subject to the award is the performance measurement period that begins March 9, 2020 and ends March 8, 2023. The number of Performance Stock Units that may become eligible to vest on the Vesting Date is 100% of the Total Target Number of Performance Stock Units subject to the award, subject to forfeiture under Section 8 of the attached Terms and Conditions for Performance Stock Unit Award – TSR Measure (CEO Sign-On Award) (the “Terms”).”

2.	Section 4 of the Award Agreement is hereby amended and restated in its entirety to read as follows:

“4.	Vesting

Except as otherwise provided in this Award Agreement, and subject to Section 8 below, a number of Stock Units that would be eligible to vest at “target” level performance (i.e., attainment of 100% of the applicable performance goal resulting in a 100% payout or vesting percentage as to that goal) shall vest on the Vesting Date (including any related Stock Units credited as dividend equivalents pursuant to Section 5).

Except as expressly provided in Sections 7 and 8 below, vesting requires continued employment or service with the Corporation or one of its Subsidiaries through the Vesting Date as a condition to the vesting of any Stock Units subject to the Award and the rights and benefits under this Award Agreement. Except as expressly provided in Sections 7 and 8 below, employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Participant to any proportionate vesting, or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Section 8 below or under the Plan.”

3.	Exhibit A to the Award Agreement is hereby deleted in its entirety.

4.

Effect on the Sign-On Award. This shall be and hereby is incorporated in and forms a part of the CEO Sign-On Award. All other terms and provisions of the CEO Sign-On Award shall remain unchanged except as specifically modified herein.

5.	Governing Law. This Amendment shall be governed by and construed according to the laws of the State of Delaware.

6.

Executive’s Review, Acknowledgment and Consent. The Executive agrees and acknowledges he has received and has had an opportunity to review the Amendment. By signing below, the Executive agrees and consents to the application of the Amendment and the term set forth herein.

Acknowledged and agreed as of June 15, 2022:

/s/ David Goeckeler
David Goeckeler, as Executive